UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 28, 2008

NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)
or organization)

9920 Belward Campus Drive
Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On July 28, 2008, Novavax, Inc. (the “Company”) entered into agreements for the sale of units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.01 per share (“Common Stock”) and (ii) a warrant to purchase 0.5 of a share of Common Stock. The sale of the Units is being made to select current and new institutional investors (the “Investors”) and to select insiders (the “Insiders”) pursuant to Subscription Agreements, each dated July 28, 2008 (the “Subscription Agreements”). The Investors and the Insiders have agreed to purchase the Units at a purchase price of $2.68 and $2.8425 per Unit, respectively. In the aggregate, the Company will issue up to 6,686,650 shares of Common Stock (the “Shares”) and warrants to purchase up to 3,343,325 shares of Common Stock (the “Warrants”) pursuant to the terms of the Subscription Agreements. The Warrants are exercisable between January 31, 2009 and July 31, 2013 at an exercise price of $3.62 per share. The Company anticipates raising gross proceeds of $18.0 million in the offering. The net proceeds to the Company from the sale of the Units, after deducting estimated offering expenses payable by the Company, are expected to be approximately $17.6 million.
In connection with the offering, the Company also entered into an Investor Rights Agreement with Abingworth Bioventures V LP and Abingworth Bioequities Master Fund Limited (collectively, “Abingworth”) dated July 29, 2008 (the “Investor Rights Agreement”). The Investor Rights Agreement provides that Abingworth has an option to participate in future issuances of Company capital stock up to 30% of such total issuance. However, if such issuance is pursuant to a fully underwritten public offering in excess of $35,000,000, Abingworth’s option to participate will be limited to 10% of the such total issuance, provided that Abingworth will have a right of oversubscription if any other holder of the Company’s capital stock fails to exercise any participation rights it may have in connection with such issuance. In addition, Abingworth will have the ability to designate one member of the board of directors or have one representative on the Company’s board so long as it holds at least 5% of the then issued and outstanding shares of common stock of the Company.
The Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (together, the “Securities”) are being offered and sold pursuant to a prospectus dated December 11, 2006 and a prospectus supplement dated July 29, 2008 (the “Prospectus Supplement”), pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-138893). The legal opinion of Ballard Spahr Andrews & Ingersoll, LLP relating to the Securities is filed as Exhibit 5.1 to this Current Report on Form 8-K.
The closing of the sale and issuance of the Units is expected to take place on July 31, 2008, subject to the satisfaction of customary closing conditions.
The foregoing is a brief description of the material terms of the Warrants, the Subscription Agreements and the Investor Rights Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of Warrant, the form of Subscription Agreement and the form of Investor Rights Agreement, respectively, that are filed as Exhibits 4.1, 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibits
Number	Description
4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1	Form of Subscription Agreement dated July 28, 2008

10.2	Form of Investor Rights Agreement dated July 29, 2008

23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)

99.1	Press Release dated July 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
July 30, 2008	By:	/s/ Len Stigliano
		Name:	Len Stigliano
		Title:	Vice President, Treasurer and Chief Financial Officer

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